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                                                                    EXHIBIT 12.1

                         MICHAEL PETROLEUM CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                                                                   Three Months Ended
                                                           Year Ended December 31,                      March 31,       Pro-forma
                                              --------------------------------------------------   ------------------   ---------
                                               1993       1994        1995      1996       1997      1997      1998        1998
                                              ------     ------      ------    ------     ------   --------   -------    --------
                                                             (In Thousands, Except Ratio Amounts)

Earnings
  Income Before Income Taxes ................ 2,831      (932)     (2,193)      (699)          4     (105)       301       (720)

  Add
    Interest and fixed charges ..............   976       683       1,220        961       2,202      392        920     4 ,167
    Portion of rent under long-term
      operating leases representative of an
      interest factor .......................    48        33          30         17          23        8          8          8
                                              -----     -----       -----      -----       -----   ------     ------     ------
Total Earnings Available for Fixed Charges .. 3,855      (216)       (943)       279       2,229      295      1,229      3,455

Fixed Charges

  Interest and fixed charges ...............    976       683       1,220        961       2,202      392        920      4,167
  Portion of rent under long-term
    operating leases representative of an
    interest factor ........................     48        33          30         17          23        8          8          8
  Capitalized interest .....................    277       218                    217         574      130         64         64
                                              -----     -----       -----      -----       -----   ------     ------     ------
  Total Fixed Charges ......................  1,301       933       1,250      1,195       2,799      530        992     4 ,239

Ratio of Earnings to Fixed Charges(1) ......   2.96x         x           x          x           x         x       1.2x         x
                                              =====     =====      ======      =====       =====   =======    =======    ======


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(1) Earnings were insufficient to cover fixed charges by (i) $1,150,000,
    $2,193,000, $916,000 and $570,000 for the historical years ended December 31, 1994, 1995, 1996 and 1997, respectively, and $2,828,000 for the proforma year ended December 31, 1997 and (ii) $235,000 for the historical three month period ended March 31, 1997 and $802,000 for the pro forma three month period ended March 31, 1998.